Exhibit 99.1

Progress Energy subsidiary to provide power to 12

Georgia Electric Membership Cooperatives

RALEIGH, N.C. (May 18, 2004) – Progress Energy [NYSE: PGN] today announced that its Progress Energy Ventures subsidiary has executed a wholesale power-supply agreement with 12 Georgia electric membership cooperatives (EMCs) to serve their electricity needs through 2010.

“We are extremely pleased to be working with Georgia Energy Cooperative and GreyStone Power Corporation,” said Tom Kilgore, president of Progress Energy Ventures. “This builds on our existing generation and load in Georgia, giving us a very balanced portfolio. Combined with our existing agreement with Jackson EMC, Progress Energy will be serving approximately 30 percent of the cooperative load in Georgia.”

Completion of this deal increases Progress Energy Ventures’ competitive generation under contract to its target of approximately 75 percent for the period 2005-2010. Progress Energy Ventures’ Southeast supply portfolio, including more than 1,850 megawatts (MW) of generation capacity in Georgia, will serve as support for the new EMCs’ load contracts.

Georgia Energy Cooperative is a group of 11 electric membership cooperatives located across Georgia. GreyStone Power Corporation is the fifth-largest electric cooperative in Georgia. Combined, the 12 EMCs serve more than 330,000 residential, commercial and industrial customers in 85 Georgia counties.

The power-supply agreement runs through 2010 and includes call rights on approximately 1,600 MW of Georgia system generation comprised of nuclear, coal, gas and pumped-storage hydro resources. Progress Energy expects to supplement the EMCs’ resources with its own intermediate and peaking assets in Georgia to serve the EMCs’ peak demand, forecasted to grow from 1,800 MW in 2005 to 2,300 MW by 2010.

“This power supply contract with Progress Energy Ventures provides our members with stable rates and power reliability in a highly unpredictable energy market,” said Buddy White, president and chief executive officer of the Georgia Energy Cooperative.

“We considered other alternatives to meet an increased demand for power, including the possibility of building additional power generation facilities. After evaluating the cost, benefits and risks associated with all of these plans, we felt Progress Energy Ventures was best positioned to provide the most benefits to our members,” said Gary Miller, president and chief executive officer of GreyStone Power Corp. “This agreement is the result of years of research, negotiations and study nationwide for the most reliable and most economical source of wholesale power. It signifies our pledge to continue to keep rates as competitive as possible for our members, following our tradition of 12 years with no rate increase. We are very pleased with the agreement and its terms.”

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering competitive generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

###

Contacts:

Investor Relations, 919.546.7474

Corporate Communications, 919.546.6189 or toll free 877.641.NEWS(6397)